Exhibit 99.1

LIQUIDITY SERVICES ANNOUNCES SECOND QUARTER 2015 FINANCIAL RESULTS

— Revenue of $102.9 million — GMV of $189.4 million - Adjusted EBITDA of $8.6 million

-Investments in LiquidityOne Transformation Program and Long Term Commercial Growth Strategy Remain the Priority

WASHINGTON — May 7, 2015 - Liquidity Services (NASDAQ: LQDT; www.liquidityservices.com), a global solution provider in the reverse supply chain with the world’s largest marketplace for business surplus, today reported its financial results for its second quarter of fiscal year 2015 (Q2-15) ended March 31, 2015. Liquidity Services is a global solution provider in the reverse supply chain with the world’s largest marketplace for business surplus.

Consistent with previous disclosures, Liquidity Services’ current period results reflect lower sales and profitability due to the loss of the rolling stock contract with the Department of Defense (DoD) and the termination of our Jacobs Trading subsidiary’s Walmart contract.  Liquidity Services reported consolidated Q2-15 revenue of $102.9 million, a decrease of approximately 19.8% from the prior year’s comparable period. Adjusted EBITDA, which excludes stock-based compensation, acquisition costs including changes in acquisition earn out payment estimates, and impairment of goodwill and long-lived assets, for Q2-15 was $8.6 million, a decrease of approximately 48.4% from the prior year’s comparable period. Q2-15 GMV, the total sales volume of all merchandise sold through the Company’s marketplaces, was $189.4 million, a decrease of 16.6% from the prior year’s comparable period.

Net income in Q2-15 was $1.4 million or $0.05 diluted earnings per share. Adjusted net income, which excludes stock-based compensation, acquisition costs including changes in acquisition earn out payment estimates, and impairment of goodwill and long-lived assets — net of tax, in Q2-15 was $2.4 million or $0.08 adjusted diluted earnings per share based on 30.0 million fully diluted shares outstanding, a decrease of approximately 71.7% and 69.2%, respectively, from the prior year’s comparable period. Q2-15 Adjusted Net Income and Adjusted EPS benefitted from our 22.8% tax rate due to the tax benefit realized from goodwill impairment in Q1-15. After FY15, we would expect our future tax rate to range between 38% to 40%.

“Q2 results were at the midpoint of our GMV guidance and above our Adjusted EBITDA guidance, led by strong performance in our municipal government and retail industry vertical marketplaces and better than expected property mix in our DoD business. Results in our capital assets business were dampened by macro weakness in our energy and industrial verticals which impacted asset pricing,” said Bill Angrick, chairman and chief executive officer of Liquidity Services. “During the quarter, we saw significant improvements in our retail supply chain business as we benefitted from efficiencies implemented over the past 12 months and the development of a diversified portfolio of retail and OEM clients. We continue to invest heavily in our sales and marketing function and signed over 50 new clients during Q2 that will contribute to our results in FY-16. Our entire team is also pleased and excited to have externally launched our new Liquidity Services brand which unifies our client facing message and better positions our value proposition for managing and selling surplus assets. We also continue to make progress on the technology component of our LiquidityOne transformation plan, achieving internal milestones during Q2 for defining common lead generation processes and business process alignment for our new unified marketplace platform. The continued build out and heavy investment in our technology and operational platform, and further marketing initiatives will depress our growth and earnings results in the near term but are critical to building a superior customer experience and sustainable, long term growth and value for our shareholders.”

— more —

Business Outlook

In the near term, it is difficult for us to forecast the sales and margins of our business in FY-15 as our DoD business has seen significant changes in the volume and mix of property we handle, which has reduced sales values and increased costs. As we previously announced, our current contract with the DoD will be in effect through FY15. We are awaiting the final specifications and timing of the work we will be performing under the new DoD surplus contract, which would affect our FY16 operating results.  Global economic conditions have improved, however our overall outlook remains cautious regarding our commercial capital assets business due to volatility in capital spending patterns and macroeconomic trends.  In addition, the mix of property received under selected retail client programs is unpredictable, resulting in margin pressure and actions on our part to improve the terms under which we do business. Lastly, we plan to further allocate management time and resources to accomplish our LiquidityOne transformation program which may result in reduced productivity and growth during FY-15 that is difficult to forecast.

In the longer term, we expect our business to continue to benefit from the following trends: (i) as consumers trade down and seek greater value, we anticipate stronger buyer demand for the surplus merchandise sold in our marketplaces; (ii) as corporations and public sector agencies focus on reducing costs, improving transparency, compliance and working capital flows by outsourcing reverse supply chain activities, we expect our seller base to increase; and (iii) as corporations and public sector agencies increasingly prefer service providers with a proven track record, innovative scalable solutions and the ability to make a strategic impact in the reverse supply chain, we expect our seller base to increase.

The following forward-looking statements reflect trends and assumptions for the third quarter FY 2015:

(i)                                     stable commodity prices in our scrap business;

(ii)                                  stable average sales prices realized in our commercial capital assets marketplaces;

(iii)                               improved margins in our commercial capital assets marketplaces;

(iv)                              an effective income tax rate of 22.8%; and

(v)                                 improved operations and service levels in our retail goods marketplaces.

Our Scrap Contract with the Department of Defense includes an incentive feature, which can increase the amount of profit sharing distribution we receive from 23% up to 25%.  Payments under this incentive feature are based on the amount of scrap we sell for the DoD to small businesses during the preceding 12 months as of June 30th of each year.  We are eligible to receive this incentive in each year of the term of the Scrap Contract and have assumed for purposes of providing guidance regarding our projected financial results for third quarter of fiscal year 2015 that we will again receive this incentive payment.

GMV — We expect GMV for Q3-15 to range from $175 million to $200 million.

Adjusted EBITDA —We expect Adjusted EBITDA for Q3-15 to range from $4.0 million to $6.0 million.

Adjusted Diluted EPS — We estimate Adjusted Earnings Per Diluted Share for Q3-15 to range from $0.05 to $0.10. This guidance assumes that we have an average fully diluted number of shares outstanding for the quarter of 30.2 million, and that we will not repurchase shares with the approximately $5.1 million yet to be expended under the share repurchase program.

Our third quarter guidance adjusts EBITDA and Diluted EPS for stock based compensation costs, which we estimate to be approximately $3.5 million to $4.0 million. These stock based compensation costs are consistent with fiscal year 2014.

— more —

Key Q2-FY15 Operating Metrics

Registered Buyers — At the end of Q2-15, registered buyers totaled approximately 2,688,000, representing an 6.5% increase over the approximately 2,524,000 registered buyers at the end of Q2-14.

Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), decreased to approximately 640,000 in Q2-15, an approximately 3.8% decrease over the approximately 665,000 auction participants in Q2-14.

Completed Transactions — Completed transactions increased to approximately 146,000, an approximately 10.6% increase for Q2-15 from the approximately 132,000 completed transactions in Q2-14.

GMV and Revenue Mix —The table below summarizes GMV and revenue by pricing model.

GMV Mix

	Q2-15	Q2-14
Profit-Sharing Model:
Scrap Contract	8.0%	7.2%
Total Profit Sharing	8.0%	7.2%
Consignment Model:
GovDeals	23.8%	17.1%
Commercial	31.8%	35.6%
Total Consignment	55.6%	52.7%
Purchase Model:
Commercial	22.3%	23.1%
Surplus Contract	14.1%	17.0%
Total Purchase	36.4%	40.1%

Total	100.0%	100.0%

Revenue Mix

	Q2-15	Q2-14
Profit-Sharing Model:
Scrap Contract	14.7%	12.8%
Total Profit Sharing	14.7%	12.8%
Consignment Model:
GovDeals	4.5%	3.2%
Commercial	10.0%	11.0%
Total Consignment	14.5%	14.2%
Purchase Model:
Commercial	40.2%	37.3%
Surplus Contract	26.0%	30.1%
Total Purchase	66.2%	67.4%

Other	4.6%	5.6%
Total	100.0%	100.0%

— more —

Liquidity Services

Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA.  EBITDA is a supplemental non-GAAP financial measure and is equal to net income (loss) plus interest and other expense, net; provision (benefit) for income taxes; amortization of contract intangibles; and depreciation and amortization. Our definition of Adjusted EBITDA differs from EBITDA because we further adjust EBITDA for stock based compensation expense, acquisition costs including changes in earn out estimates, and impairment of goodwill and long-lived assets.

	Three Months Ended March 31,		Six Months Ended March 31,
	2015	2014	2015	2014
	(In thousands)
	(unaudited)
Net income (loss)	$1,381	$5,631	$(62,735)	$12,724
Interest and other expense , net	39	79	77	100
Provision (benefit) for income taxes	2,391	3,753	(18,527)	8,482
Amortization of contract intangibles	—	2,272	1,211	4,679
Depreciation and amortization	1,994	1,973	3,986	3,977

EBITDA	5,805	13,708	(75,988)	29,962
Stock compensation expense	2,810	2,908	5,412	6,567
Acquisition costs and related fair value adjustments and impairment of goodwill and long-lived assets	—	85	96,238	180

Adjusted EBITDA	$8,615	$16,701	$25,662	$36,709

Adjusted Net Income and Adjusted Basic and Diluted Earnings Per Share. Adjusted net income is a supplemental non-GAAP financial measure and is equal to net income (loss) plus tax effected stock compensation expense, amortization of contract-related intangible assets associated with the Jacobs Trading acquisition, acquisition costs including changes in earn out estimates, and impairment of goodwill and long-lived assets.  Adjusted basic and diluted earnings per share are determined using Adjusted Net Income. Q2 Adjusted Net Income and Adjusted EPS benefitted from our 22.8% tax rate due to the tax benefit realized from goodwill impairment. We expect our future tax rate to range between 38% to 40%.

	Three Months Ended March 31,		Six Months Ended March 31,
	2015	2014	2015	2014
	(Unaudited) (Dollars in thousands, except per share data)

Net income	$1,381	$5,631	$(62,735)	$12,724
Stock compensation expense (net of tax)	1,029	1,745	4,178	3,940
Amortization of contract intangibles (net of tax)	—	1,090	935	2,180
Acquisition costs (net of tax)	—	51	74,296	108

Adjusted net income	$2,410	$8,517	$$16,674	$18,952

Adjusted basic earnings per common share	$0.08	$0.26	$$0.56	$0.59

Adjusted diluted earnings per common share	$0.08	$0.26	$$0.56	$0.58

Basic weighted average shares outstanding	29,998,324	32,231,011	29,957,298	31,187,038

Diluted weighted average shares outstanding	29,988,324	32,321,482	29,957,298	32,489,776

— more —

Conference Call

The Company will host a conference call to discuss the second quarter fiscal year 2015 results at 10:30 a.m. Eastern Time today. Investors and other interested parties may access the teleconference by dialing 800-237-9752 or 617-847-8706 and providing the participant pass code 46867722.  A live web cast of the conference call will be provided on the Company’s investor relations website at http://investors.liquidityservices.com. An archive of the web cast will be available on the Company’s website until May 7, 2016 at 11:59 p.m. ET. An audio replay of the teleconference will also be available until May 14, 2015 at 11:59 p.m. ET. To listen to the replay, dial 888-286-8010 or 617-801-6888 and provide pass code 24271858. Both replays will be available starting at 2:30 p.m. ET on the day of the call.

Non-GAAP Measures

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of certain components of financial performance. These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future.  We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures. In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting.  These measures should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results. A reconciliation of all historical non-GAAP measures included in this press release, to the most directly comparable GAAP measures, may be found in the financial tables included in this press release.

Supplemental Operating Data

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of customer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors. In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting.  This data should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.

— more —

Forward-Looking Statements

This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook, plans to increase investments in technology infrastructure, our proprietary e-commerce marketplace platform, product development and marketing initiatives, the supply and mix of inventory under the DoD Surplus Contract, expected future effective tax rates, and trends and assumptions about future periods, including the third quarter FY 2015 and the full year FY 2015.  You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this document.  Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in our filings with the SEC from time to time, and include, among others, our dependence on our contracts with the DoD for a significant portion of our revenue and profitability; our ability to successfully expand the supply of merchandise available for sale on our online marketplaces; our ability to attract and retain active professional buyers to purchase this merchandise; the timing and success of upgrades to our technology infrastructure; our ability to successfully complete the integration of any acquired companies into our existing operations and our ability to realize any anticipated benefits of these or other acquisitions; the success of our business realignment and LiquidityOne integration and enhancement initiative.  There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

About Liquidity Services

Liquidity Services is a global solution provider in the reverse supply chain with the world’s largest marketplace for business surplus. We partner with global Fortune 1000 corporations, middle market companies, and government agencies to intelligently transform surplus assets and inventory from a burden into a liquid opportunity that fuels the achievement of strategic goals. Our superior service, unmatched scale, and ability to deliver results enable us to forge trusted, long-term relationships with over 7,000 clients worldwide. With approximately $1 billion in annual sales proceeds, and nearly 3 million buyers in almost 200 countries and territories, we are the proven leader in delivering smart surplus solutions. Let us build a better future for your surplus. Visit us at www.LiquidityServices.com.

Contact:

Julie Davis

Senior Director, Investor Relations

202.467.6868 ext. 2234

julie.davis@liquidityservices.com

— more —

Liquidity Services, Inc. and Subsidiaries
Consolidated Balance Sheets
(Dollars in Thousands)

	March 31,	September 30,
	2015	2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$86,231	$62,598
Accounts receivable, net of allowance for doubtful accounts of $2,247 and $1,042 at March 31, 2015 and September 30, 2014, respectively	14,525	21,688
Inventory	51,695	78,478
Prepaid and deferred taxes	15,679	16,777
Prepaid expenses and other current assets	4,774	5,156
Total current assets	172,904	184,697
Property and equipment, net	14,327	12,283
Intangible assets, net	3,812	17,099
Goodwill	121,835	209,656
Deferred long-term tax assets	28,305	6,160
Other assets	2,022	1,823
Total assets	$343,205	$431,718
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$15,686	$15,994
Accrued expenses and other current liabilities	28,094	44,484
Profit-sharing distributions payable	5,025	4,740
Customer payables	30,695	41,544
Total current liabilities	79,500	106,762
Deferred taxes and other long-term liabilities	6,986	7,973
Total liabilities	86,486	114,735
Stockholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 29,994,582 shares issued and outstanding at March 31, 2015; 29,668,150 shares issued and outstanding at September 30, 2014	29	28
Additional paid-in capital	210,287	204,704
Accumulated other comprehensive loss	(6,564)	(3,451)
Retained earnings	52,967	115,702
Total stockholders’ equity	256,719	$316,983
Total liabilities and stockholders’ equity	$343,205	$431,718

— more —

Liquidity Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2015	2014	2015	2014

Revenue	$83,286	$102,920	$181,449	$196,390
Fee revenue	19,657	25,409	46,637	53,887
Total revenue	102,943	128,329	228,086	250,277

Costs and expenses:
Cost of goods sold (excluding amortization)	42,661	54,273	96,976	101,983
Profit-sharing distributions	7,558	8,299	17,150	18,429
Technology and operations	24,747	29,070	51,625	54,691
Sales and marketing	10,798	10,459	21,183	20,290
General and administrative	11,374	12,435	20,902	24,742
Amortization of contract intangibles	—	2,272	1,211	4,679
Depreciation and amortization	1,994	1,973	3,986	3,977
Acquisition costs and related fair value adjustments and impairment of goodwill and long-lived assets	—	85	96,238	180

Total costs and expenses	99,132	118,866	309,271	228,971

Income (loss) from operations	3,811	9,463	(81,185)	21,306
Interest and other expense, net	(39)	(79)	(77)	(100)

Income (loss) before provision for income taxes	3,772	9,384	(81,262)	21,206
(Provision) benefit for income taxes	(2,391)	(3,753)	18,527	(8,482)

Net income (loss)	$1,381	$5,631	$(62,735)	$12,724
Basic earnings (loss) per common share	$0.05	$0.17	$(2.09)	$0.39
Diluted earnings (loss) per common share	$0.05	$0.17	$(2.09)	$0.39

Basic weighted average shares outstanding	29,988,324	32,231,011	29,957,298	32,187,038
Diluted weighted average shares outstanding	29,988,324	32,321,482	29,957,298	32,489,776

— more —

Liquidity Services, Inc. and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
(Dollars In Thousands)

	Three Months Ended March 31,		Six Months Ended March 31,
	2015	2014	2015	2014
Operating activities
Net income	$1,381	$5,631	$(62,735)	$12,724
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,994	4,244	5,197	8,655
Stock compensation expense	2,810	2,908	5,412	6,567
Benefit (provision) for inventory allowance	(2,415)	—	(2,463)	291
Provision for doubtful accounts	1,084	148	1,205	91
Deferred tax benefit			(22,145)	—
Impairment of goodwill and long-lived assets	—	—	96,238	—
Incremental tax (loss) benefit from exercise of common stock options	98	(414)	(65)	(3,296)
Changes in operating assets and liabilities:
Accounts receivable	4,610	1,364	5,957	(3,096)
Inventory	21,108	(35,869)	29,246	(42,670)
Prepaid and deferred taxes	874	(8,136)	1,164	(7,750)
Prepaid expenses and other assets	(476)	(1,484)	182	1,305
Accounts payable	551	1,308	(308)	5,358
Accrued expenses and other	(8,856)	32,224	(16,390)	29,543
Profit-sharing distributions payable	677	178	285	337
Customer payables	(7,034)	2,380	(10,849)	2,619
Acquisition earn out payables	—	86	—	175
Other liabilities	(526)	(453)	(987)	(1,796)
Net cash provided by operating activities	15,880	4,115	28,944	9,057
Investing activities
Increase in goodwill and intangibles	(6)	—	(9)	—
Purchases of property and equipment	(3,483)	(2,272)	(5,095)	(4,950)
Net cash used in investing activities	(3,489)	(2,272)	(5,104)	(4,950)
Financing activities
Proceeds from exercise of common stock options (net of tax)	36	1,762	107	2,231
Purchase of treasury stock	—	(3,057)	—	(3,057)
Incremental tax (loss) benefit from exercise of common stock options	(98)	414	65	3,296

Net cash (used in) provided by financing activities	(62)	(881)	172	2,470
Effect of exchange rate differences on cash and cash equivalents	(320)	(687)	(379)	80

Net increase in cash and cash equivalents	12,009	275	23,633	6,657
Cash and cash equivalents at beginning of the period	74,222	101,491	62,598	95,109

Cash and cash equivalents at end of period	$86,231	$101,766	$86,231	$101,766
Supplemental disclosure of cash flow information
Cash paid for income taxes	$1,864	$11,513	$2,453	$12,974